Exhibit 5.1

September 7, 2007

IA Global, Inc.

101 California Street,

Suite 2450

San Francisco, CA 94111

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to IA Global, Inc. (the “Company”) in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (“Securities Act”), 29,733,146 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), for resale by Inter Asset Japan LBO Fund No. 1, which consists of Shares issued upon conversion of 1,000 shares of Series A Convertible Preferred Stock acquired in private placement transaction pursuant to the Subscription Agreement, dated October 30, 2001 (the “Subscription Agreement”), and upon conversion of 1,158 shares of Series B Convertible Preferred Stock acquired in private placement transaction pursuant to the Letter Agreement, dated June 30, 2003 (the “Letter Agreement, together with the Subscription Agreement, the “Agreements”).

In our capacity as special counsel to the Company and for purposes of this opinion, we have examined the following (the “Documents”):

(a)       The Registration Statement;

(b)       The Agreements;

(c)       The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company, as of the date hereof (the “Certificate”);

(d)       The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company, as of the date hereof (the “Bylaws”); and

IA Global, Inc.

September 7, 2007

(e)       The Resolutions of the Board of Directors, adopted on June 30, 2003 and August 4, 2007, as certified by the Secretary of the Company, as of the date hereof (the “Resolutions”).

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.        We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.        In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C.        The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D.        We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E.        We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

F.        We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the General Corporation Law of the State of Delaware. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of Delaware law, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

IA Global, Inc.

September 7, 2007

Based on the foregoing, upon the assumption that there will be no material changes in the Documents we have examined and the matters investigated referred to above, we are of the opinion that the 29,733,146 Shares included in the Registration Statement have been validly issued and are fully paid and nonassessable.

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Arnold & Porter LLP

By:	/s/ Kevin J. Lavin
Kevin J. Lavin, Esq.